Exhibit 8.3

July 27, 2012

Sunoco, Inc.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), including the proxy statement of Sunoco, Inc., a Pennsylvania corporation (the “Company”), forming a part thereof, relating to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 29, 2012, by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and general partner of ETP (“Parent”), Sam Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ETP (“Merger Sub”), Company and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), as amended (including pursuant to Amendment No. 1 to the Merger Agreement, dated as of June 15, 2012).

We hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and therein, the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS—Material U.S. Federal Income Tax Consequences of the Merger” contains our opinion as to the material U.S. federal income tax consequences of the Merger (as defined in the Merger Agreement) to U.S. holders of Company common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct, and (iii) ETP, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the Opinion. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, the Opinion may be adversely affected.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz